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                                                                     EXHIBIT 8.2

[LETTERHEAD OF BENNETT JONES]


December 29, 1999


Board of Directors
Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, CO   80290-1101

Ladies and Gentlemen:

Re:  Exchange of CEC Resources Ltd. ("CEC") Shares for
     Carbon Energy Corporation ("Carbon") Shares

We have been asked to give an opinion on the material Canadian income tax consequences for the exchange (the "Exchange") of common stock of CEC for common stock in Carbon. The Exchange will occur pursuant to the terms of the exchange offer (the "Exchange Offer") contained in the Form S-4 Registration Statement, as amended, Registration No. 333-89783 (the "Registration Statement") filed by Carbon with the United States Securities and Exchange Commission ("SEC").

Opinion

Based upon and subject to the foregoing, the discussions (which are reproduced below) contained in the Registration Statement under the caption "Canadian Federal Income Tax Consequences" express our opinion as to the material Canadian income tax consequences of the Exchange to be effected in accordance with the terms of the Exchange Offer. Due to the fact that this opinion is being delivered prior to the Exchange being effectuated, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the Canadian income tax consequences of the Exchange or that contrary positions may not be taken by Revenue Canada and the applicable Canadian provincial taxing authorities. In addition, our opinion is subject to the limitations and qualifications expressed in the following opinion.

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December 29, 1999
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                    CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     Subject to the qualifications and assumptions contained herein, in the opinion of Bennett Jones, Canadian counsel to CEC, the following are the material Canadian federal income tax consequences generally applicable to holders of CEC common stock who dispose of CEC common stock pursuant to the exchange offer. This discussion:

     (i) is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"), the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation. This discussion also takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Canadian Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax consequences described herein; and

     (ii) applies only to persons who, within the meaning of the Canadian Tax Act, acquire, hold and dispose of CEC common stock and Carbon common stock as capital property, deal at arm's length with CEC and Carbon and are not "financial institutions" for the purposes of the mark-to-market rules. CEC common stock and Carbon common stock will generally be considered to be capital property to a holder thereof provided that the holder does not hold any such shares in the course of carrying on a business of buying and selling shares and has not acquired such shares in a transaction considered to be an adventure in the nature of trade. Certain holders who are resident in Canada and who might not otherwise be considered to hold CEC common stock as capital property may be entitled to have such shares treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act.

     The following does not address all aspects of Canadian federal income taxation that may be relevant to you in light of your individual circumstances and tax situation. Therefore, we urge you to consult your tax advisor regarding the tax consequences unique to your situation.
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     Holders Resident in Canada

     The following portion of the discussion is applicable only to holders of CEC common stock who are resident or deemed to be resident in Canada for the purposes of the Canadian Tax Act (a "Canadian Holder").

     Disposition of CEC Common Stock

     On the exchange of CEC common stock for Carbon common stock, a Canadian Holder will be considered to have disposed of the CEC common stock for proceeds of disposition equal to the fair market value at the time of the exchange of the Carbon common stock received by the holder. A Canadian Holder will realize a capital gain or capital loss, as appropriate, equal to the amount by which such proceeds of disposition, net of any reasonable costs associated with the disposition, exceed or are less than, as appropriate, the holder's adjusted cost base of the CEC common stock. The cost to the Canadian Holder of the Carbon common stock received by such holder will be equal to the fair market value of such shares at the time of the exchange. The computation of the adjusted cost base of Carbon common stock is discussed below in this section under the heading "Disposition of Carbon Common Stock." The general tax treatment of capital gains and losses is discussed in this section under the heading "Capital Gains and Losses."

     Disposition of Carbon Common Stock

     A disposition or deemed disposition by a Canadian Holder of Carbon common stock will generally give rise to a capital gain or capital loss, as appropriate, equal to the amount by which the proceeds of disposition of the Carbon common stock, net of any reasonable costs associated with the disposition, exceed or are less than, as appropriate, the holder's adjusted cost base of the Carbon common stock. In that regard, the cost to the holder of the Carbon common stock acquired on the exchange will be averaged with the adjusted cost base of any other Carbon common stock then owned by such holder as capital property for the purposes of determining the adjusted cost base of such Carbon common stock. The general tax treatment of capital gains and losses is discussed below in this section under the heading "Capital Gains and Losses".

     Capital Gains and Losses

     A Canadian Holder's taxable capital gain or allowable capital loss from the disposition of CEC common stock or Carbon common stock will be equal to three-quarters of the amount of the holder's capital gain or capital loss, as appropriate, in respect of such disposition. A Canadian Holder must include any such taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the
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     Canadian Tax Act, deduct any such allowable capital loss from taxable capital gains in the year in which such allowable capital loss is realized. Subject to the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable gains realized by the holder in the three preceding and in all subsequent taxation years.

     If a Canadian Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of CEC common stock or Carbon common stock may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns CEC common stock or Carbon common stock.

     Capital gains realized by a Canadian Holder who is an individual may be subject to alternative minimum tax under the Canadian Tax Act, depending on the individual's circumstances.

     A Canadian Holder that is a "Canadian-controlled private corporation," as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3 percent on certain investment income, including amounts in respect of taxable ca pital gains.

     Eligibility for Investment

     The Carbon common stock issued pursuant to the offer, when listed on a prescribed stock exchange, which includes the American Stock Exchange, will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. However, such shares will constitute "foreign property," as defined in the Canadian Tax Act, for the purposes of such plans.

     Subsequent Transactions

     As described in "The Exchange Offer - Second Step Merger", Carbon may, in certain circumstances, merge CEC with a wholly-owned Canadian subsidiary of Carbon (the "Second Step Merger"). The consequences under the Canadian Tax Act to a holder whose CEC common stock is not exchanged under the exchange offer and is disposed of in connection with the Second Step Merger will depend upon the circumstances of the merger including, without limitation, the consideration received by the holder and the person from whom such consideration is received.

     If a holder receives Carbon common stock or cash in consideration for the disposition of CEC common stock to Carbon, the holder will realize a capital gain (or a capital loss) to the extent that the proceeds received for such common stock, net of any

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     reasonable costs associated with the disposition, exceed (or are less than)
     the adjusted cost base of the CEC common stock disposed of.

     If in the course of the Second Step Merger, CEC common stock is acquired by CEC from an individual holder (including upon the exercise by an individual holder of certain dissent rights), the individual holder will be deemed to have received a taxable dividend in the amount by which the amount received (other than in respect of interest awarded by a Court) exceeds the paid-up capital of such CEC common stock. This amount will be excluded from the former individual holder's proceeds of disposition for the purposes of computing any taxable gain on the disposition. If the former individual holder is a resident of Canada, the deemed dividend will be treated in the same manner as a regular taxable dividend received from CEC. Corporations or trusts or partnerships which have corporations as beneficiaries or partners should consult their own tax advisors with respect to the income tax consequences where CEC common stock is acquired by CEC.

     Upon the merger of CEC and a wholly-owned Canadian affiliate of Carbon, the Canadian Tax Act deems the CEC common stock to be disposed of and the shares of the amalgamated corporation to be acquired for an amount equal to the adjusted cost base to the former holders of the CEC common stock. Consequently, no capital gain or capital loss would be realized by the former holders upon such amalgamation. A subsequent disposition of the shares of the amalgamated corporation acquired on the amalgamation may give rise to a capital gain, a capital loss, or if such shares are repurchased by the amalgamated corporation, a deemed dividend. If on such amalgamation the former holder receives property other than shares of the amalgamated corporation (such as Carbon shares or cash) or exercises a dissent right pursuant to the Alberta Business Corporations Act and receives cash in consideration for his CEC common stock, such former holder will have a capital gain (or a capital loss) to the extent that the proceeds received for such CEC common stock (other than in respect of interest awarded by a Court), net of any reasonable costs associated with the disposition, exceed (or are less than) the adjusted cost base of the CEC common stock disposed of by the former holder.

     Holders Not Resident in Canada

     The following portion of the discussion is applicable only to holders of CEC common stock who are not and will not be resident nor deemed to be resident in Canada for the purposes of the Canadian Tax Act and any applicable tax treaty at any time they hold such shares, who do not use or hold and are not deemed to use or hold their CEC common stock in carrying on a business in Canada, and in the case of a holder who carries on an insurance business in Canada and elsewhere, whose shares are not "designated insurance property" and are not effectively connected with an insurance business carried on in Canada at any time (a "Non-Resident Holder").
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     A Non-Resident Holder will not be subject to tax in respect of capital gains realized on the disposition of CEC common stock provided that the CEC common stock is not "taxable Canadian property" of the Non-Resident Holder immediately before the exchange. The CEC common stock will not constitute "taxable Canadian property" of a Non-Resident Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the American Stock Exchange), and the holder, persons with whom such holder does not deal at arm's length, or the holder together with all such persons, has not owned (or had under option) 25 percent or more of the issued shares of any class or series of the capital stock of CEC at any time within five years preceding the date of the exchange, and the shares were not acquired in a transaction which deemed them to be "taxable Canadian property."

     The Canadian federal income tax consequences to a Non-Resident Holder who does not tender to the offer of the transactions described in this discussion under "Subsequent Transaction" may be substantially different than those described above and may include, without limitation, the recognition of a gain which is subject to tax in Canada and/or the receipt of deemed dividends and/or interest which would be subject to Canadian withholding tax. If CEC common stock ceases at any time to be listed on a prescribed exchange, the stock will at that time be considered "taxable Canadian property" to the Non-Resident Holder. Non-Resident Holders who are considering not tendering to the exchange offer are urged to consult their tax advisors as to the potential consequences to them of such transactions.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as of such date. We undertake no duty to modify this opinion to reflect subsequent facts or developments in the law occurring after the date hereof.

The opinion has been delivered to you for the purposes of being included in documents to be filed with the SEC. We hereby consent to the filing of this opinion as such an exhibit. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material Canadian income tax consequences in connection with the Exchange Offer. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours truly,

Bennett Jones